Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-146276
AIRGAS, INC.
Common Stock
Prospectus Supplement No. 1
Dated December 18, 2007
to the Prospectus dated September 24, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated September 24, 2007 (as amended or supplemented from time to time, the “Prospectus”) relating to the resale of 2,471,623 shares of our common stock by certain of our stockholders.
     The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the Prospectus to reflect the transfers of shares of our common stock by certain selling stockholders to additional selling stockholders identified in this prospectus supplement as selling stockholders.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.
     Our common stock is listed on the New York Stock Exchange under the symbol “ARG.” The last reported sale price of our common stock on December 17, 2007 was $49.90 per share.
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2007 BEFORE YOU DECIDE TO INVEST.
     Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS
     The information in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the donation by Mark R. Bernstein of 490 shares of our common stock to Foundation of the Carolinas, the transfer by Richard A. Lake of 2,317 shares to joint ownership with his spouse, the transfer by the James A. Turner, Jr. Revocable Trust of 1,058,977 shares to Judith T. Carpenter and the transfer by Judith T. Carpenter of an aggregate of 1,144,000 shares to the Judith T. Carpenter Charitable Remainder Unitrust, the Judith T. Carpenter Amended and Restated Trust and The Angel Oaks Foundation. These shares were transferred for no consideration.
     This prospectus supplement should be read in conjunction with the Prospectus. The information in the following table is as of December 18, 2007 and supersedes and replaces the information relating to the shares of common stock beneficially owned by Mark R. Bernstein, Judith T. Carpenter, Richard A. Lake and the James A. Turner, Jr. Revocable Trust that were reported in the “Selling Stockholder” table, and the related footnotes, contained in the Prospectus.

				After the offering
				(assuming all shares of
				common stock being offered
				hereby are sold)
	Prior to the offering			Number of
	Number of	Percent of	Number of	shares of	Percent of
	shares of	shares of	shares of	common	shares of
	common stock	common	common stock	stock	common
	beneficially	stock	being registered	beneficially	stock
Name of Selling Stockholder	owned	outstanding	for resale	Owned	outstanding
The Angel Oaks Foundation(1)	2,000	*	2,000	-0-	—
Mark R. Bernstein(2)	252,157 (3)	*	252,157 (3)	-0-	—
Judith T. Carpenter(1)	1,628,685 (4)	2%	1,628,685 (4)	-0-	—
Judith T. Carpenter Charitable Remainder Unitrust(1)	577,000	*	577,000	-0-	—
Judith T. Carpenter Amended and Restated Trust(1)	565,000	*	565,000	-0-	—
Foundation for the Carolinas	490	*	490	-0-	—
Richard A. Lake and Sheila J. Lake, as joint tenants(5)	2,317	*	2,317	-0-	—
James A. Turner, Jr. Revocable Trust(6)	248,500	*	248,500	-0-	—

*	Represents less than 1% of the total aggregate amount of Airgas shares outstanding as of December 18, 2007.

(1)	Judith T. Carpenter is a trustee under the James A. Turner, Jr. Revocable Trust and the James A. Turner, Jr. Insurance Trust and has shared voting and dispositive powers under such trusts. Ms. Carpenter is also the sole trustee under the Judith T. Carpenter Charitable Remainder Unitrust and the Judith T. Carpenter Amended and Restated Trust and has sole voting and dispositive powers under such trusts. Ms. Carpenter is also a member of the Board of Directors and the President of The Angel Oaks Foundation. She served as Chairman of the Board of Directors of National Welders from 1998 until July 3, 2007.

(2)	Mark R. Bernstein is a trustee under the James A. Turner, Jr. Revocable Trust and the James A. Turner, Jr. Insurance Trust and has shared voting and dispositive powers under such trusts. He served as a member of the Board of Directors of National Welders from 1996 until July 3, 2007.

(3)	Includes (i) 3,657 shares directly held by Mr. Bernstein, and (ii) 248,500 shares held by the James A. Turner, Jr. Revocable Trust, as to which Mr. Bernstein disclaims beneficial ownership.

(4)	Includes (i) 236,185 shares directly held by Ms. Carpenter, (ii) 248,500 shares held by the James A. Turner, Jr. Revocable Trust, (iii) 577,000 shares held by the Judith T. Carpenter Charitable Remainder Unitrust, (iv) 565,000 shares held by the Judith T. Carpenter Amended and Restated Trust, and (v) 2,000 shares held by The Angel Oaks Foundation.

(5)	Mr. Lake served as a member of the Board of Directors of National Welders from 2004 to July 3, 2007.

(6)	Mark R. Bernstein and Judith T. Carpenter are trustees of the James A. Turner, Jr. Revocable Trust and they share voting and dispositive power over the shares of common stock held by the trust.